Exhibit 5.1

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219-1886

412.288.3131

Fax 412.288.3063

June 14, 2004

Mine Safety Appliances Company

121 Gamma Drive

RIDC Industrial Park

O’Hara Township

Pittsburgh, PA 15238

Re: Registration Statement on Form S-3 relating to 3,027,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel for Mine Safety Appliances Company, a Pennsylvania corporation, in connection with the Company’s Registration Statement on Form S-3 relating to up to 3,027,000 issued and outstanding shares (the “Shares”) of the Company’s Common Stock, no par value, to be offered and sold pursuant to the Registration Statement by the selling shareholders named therein.

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of this opinion, including the following:

(1)	The Articles of Incorporation and Bylaws of the Company as in effect from time to time and as amended to date;

(2)	Records of the proceedings of the Board of Directors and shareholders of the Company relating to the authorization and issuance of shares of its Common Stock;

(3)	Various stock ledgers, financial statements, certificates and other records furnished to us by the Company and evidencing the issuance of and payment for issued shares of the Company’s Common Stock.

In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. In making our examination, it was not always possible to connect actions of the Board of Directors and shareholders of the Company authorizing issuance of shares of the Company’s Common Stock with specific financial records evidencing the

LONDON • NEW YORK • LOS ANGELES • SAN FRANCISCO • WASHINGTON, D.C. • PHILADELPHIA • PITTSBURGH • OAKLAND • PRINCETON

FALLS CHURCH • WILMINGTON • NEWARK • MIDLANDS, U.K. • CENTURY CITY • RICHMOND • HARRISBURG • LEESBURG • WESTLAKE VILLAGE

r e e d s m i t h . c o m

Mine Safety Appliances Company

June 14, 2004

issuance of and payment for the shares so authorized. As a consequence, in rendering the opinions below we have relied upon the presumption of regularity and continuity to the extent necessary to enable us to render those opinions. Nothing has come to our attention during the course of our investigation that would cause us to question whether such presumption of regularity and continuity was appropriate in the circumstances. We have relied upon the certificate of an officer of the Company as to the number of shares of the Company’s Common Stock outstanding as of the date of this opinion. We have not attempted to relate the Shares subject to the Registration Statement to any specific issuance or issuances by the Company of its issued and outstanding Common Stock.

Based upon the foregoing, it is our opinion that the issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

/s/ Reed Smith LLP